PRESS RELEASE                               UNILAB CORPORATION
                                            (AMEX:ULB)

                                            18448 Oxnard Street
                                            Tarzana, CA 91356
                                            www.Unilab.com

                                            For Further Information:
                                            Melissa Mahoney
                                            Phone: (818) 758-6607
                                            e-mail: IRelations@Unilab.com


IMMEDIATE RELEASE
April 6, 1999


                UNILAB CORPORATION EXECUTES AGREEMENT TO ACQUIRE
                 BIO-CYPHER LABORATORY OF SACRAMENTO, CALIFORNIA

TARZANA, CA, April 6, 1999 -- UNILAB Corporation (AMEX: ULB) announced today that it has signed a definitive agreement for Unilab to acquire substantially all of the assets (including the customer list) of Physicians Clinical Laboratory (doing business as Bio-Cypher Laboratories) ("BCL"). Second only to Unilab, BCL is the largest regional independent laboratory in California with 1998 revenue of approximately $60 million. Completion of this transaction is conditioned upon the receipt of Hart-Scott-Rodino approval and other customary closing conditions.

The purchase price consists of one million shares of Unilab common stock, approximately $8 million cash, and a $25 million Convertible Note. The Note bears a 7.5% interest rate, and has $10 million annual principal payments, which may be paid in cash or in shares of Unilab common stock, at Unilab's option, at a $3.00 per share conversion price for 75% of the Note, with the balance converting at then-current market price. In addition to the customer list, Unilab will acquire approximately $12 million of assets, the majority of which are trade accounts receivable, and will assume liabilities of approximately $4 million. In connection with the Closing, BCL will repay its trade receivables financing facility and deliver its receivables free and clear.

David Weavil, Chairman and CEO of Unilab, stated, "We are certainly excited about the prospects this transaction presents to Unilab. This acquisition of the BCL business is consistent with our previously announced top-line growth strategy. We are confident, following our successful integration of last year's Meris Labs acquisition, that this represents another opportunity to further strengthen Unilab.

Weavil added, "We are firmly dedicated to being the finest laboratory services option to the California medical community, and this investment is tangible evidence of that dedication. We believe this transaction allows Unilab to enhance services and profitability while preserving our cash reserves."

The statements in this press release that are not historical facts may be deemed to be forward-looking statements. Each of the above forward-looking statements is subject to change based on various risks and uncertainties, including without limitation, legislative and regulatory developments and competitive actions in the marketplace that could cause the outcome to be materially different from stated. Certain of these risks and uncertainties are listed in the Company's 1998 Form 10-K.

Unilab Corporation is the largest provider of clinical laboratory testing services in California through its primary testing facilities in Los Angeles, San Jose and Sacramento and over 250 regional service and testing facilities located throughout the state.





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